For Further Information:

The Sands Regent CCG Investor Relations

345 North Arlington Avenue 10960 Wilshire Blvd., Ste. 2050

Reno, NV 89501 Los Angeles, CA 90024

(775) 348-2210 (310) 477-9800

(775) 348-6241 Fax (310) 231-8663 Fax

Contact: Ferenc Szony, President and CEO Contact: Sean Collins, Senior Partner

FOR IMMEDIATE RELEASE:

THE SANDS REGENT REPORTS FIRST QUARTER FISCAL 2007 FINANCIAL RESULTS

  First quarter revenue increases 7% from $24.1 million to $25.9 million

  First quarter income from operations decreases 25% from $3.2 million to $2.4 million

  First quarter EBITDAR decreases 10% from $5.0 million to $4.5 million

Reno, Nevada -- November 15, 2006 -- The Sands Regent (NASDAQ:SNDS) today announced financial results for its first quarter of fiscal year 2007, ended September 30, 2006.

For the first quarter ended September 30, 2006, the Company reported net revenues of $25.9 million, a 7% increase over $24.1 million for the quarter ended September 30, 2005. Net revenues for the first quarter fiscal 2007 included $1.2 million in revenue from Dayton Depot, which was acquired on September 1, 2005. The first quarter fiscal 2006 included $0.4 million in revenue from Dayton Depot.

For the first quarter ended September 30, 2006, net income was $1.1 million, or $0.15 per basic share, $0.14 diluted as compared to net income of $1.8 million, or $0.26 per share basic, $0.24 diluted for the first quarter ended September 30, 2005. Decreases in net income were attributable to increased marketing expenditures at Rail City to offset the impact of construction disruption, decreased profitability at Dayton Depot resulting from increased competition in that market and increased corporate expense for merger-related costs. The Company's income from operations declined 25% year over year, from $3.2 million in the first quarter of fiscal 2006 to $2.4 million in the first quarter of fiscal 2007.

EBITDAR decreased 10% year over year, from $5.0 million in the first quarter fiscal 2006 to $4.5 million in the first quarter fiscal 2007.

Ferenc B. Szony, President and CEO of The Sands Regent, commented, "While the first quarter of fiscal 2007 reflected decreased profitability from Rail City, we believe that the long-term benefit of an expanded and improved Rail City will prove to be beneficial. We continue to work toward completion of the merger with Herbst Gaming of Las Vegas and are awaiting final regulatory approval, which is expected by year-end. Closing of the transaction is expected in early January."

About The Sands Regent

The Sands Regent owns and operates Rail City Casino in Sparks, Nevada, Sands Regency Casino and Hotel in downtown Reno, Nevada, Gold Ranch Casino and RV Resort in Verdi, Nevada, and the Depot Casino and Red Hawk Sports Bar in Dayton, Nevada.

Rail City Casino, located in Sparks, Nevada, has approximately 16,600 square feet of gaming space housing slot machines, table games, keno, a sports book, and the City Café family-style restaurant. Located near Victorian Square at 2121 Victorian Avenue in Sparks, it is the first casino a motorist encounters when exiting Interstate 80 at the Rock Boulevard exit (Exit 16).

The Sands Regency is an 833-room hotel and casino with 29,000 square feet of gaming space offering table games, a sports book, poker room, keno, bingo and slot machines. In addition to the amenities and on-site brand name restaurants, the Company's property also includes a 12,000 square foot convention and meeting center which seats close to 1,000 people.

The Gold Ranch Casino and RV Resort is located in Verdi, Nevada, twelve miles west of Reno. Gold Ranch offers slot machines in an 8,000 square foot casino, a sports book, two restaurants, a 105-space RV park, a California lottery station, an ARCO gas station and a convenience store.

The Depot Casino and the Red Hawk Sports Bar, acquired on September 1, 2005, are located in Dayton, Nevada. The Depot Casino has approximately 16,000 square feet of restaurant and casino space with 250 slots, a restaurant and two bars. The Red Hawk Sports Bar, across the street from Depot Casino, has 33 slots and a bar.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may", "will", "project", "might", "expect", "believe", "anticipate", "intend", "could", "would", "estimate", "continue", or "pursue", or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, strategies, future performance and future financial results of the Company. The forward-looking statements contained in this release are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. Such risks and uncertainties include, among others, the future performance of the Company's management team, general economic financial and business conditions, overall conditions in the gaming and entertainment industries, our ability to successfully integrate the operations of casinos that we acquire and realize the expected benefits of these acquisitions, and other factors discussed in our Annual Report on Form 10-K for the year ended June 30, 2006, subsequent Forms 10-Q and other filings with the Securities and Exchange Commission. The Sands is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or other wise.

Contact:

Ferenc B. Szony, President and Chief Executive Officer

The Sands Regent

(775) 348-2210

or

Sean Collins, Senior Partner

CCG Investor Relations

(310) 477-9800

(Financial table follows)

THE SANDS REGENT
FINANCIAL HIGHLIGHTS (unaudited)
(in thousands except per - share data)

	Three months ended September 30,
	2006	2005

Net revenues	$ 25,864	$ 24,132
Income from operations	2,390	3,185
Net income	1,068	1,824

Reconciliation of net income to EBITDAR
Net income	1,068	1,824
Interest expense, net of capitalized interest	662	428
Income tax provision	660	933
Loss (gain) on disposition of property and equipment	10	(9)
Rent and management fees	209	199
Depreciation and amortization	1,935	1,650

EBITDAR (1)	$ 4,544	$ 5,025

Earnings per share
Basic	0.15	0.26
Diluted	0.14	0.24

(1) EBITDAR includes earnings before depreciation and amortization, interest expense, income taxes, rent, and any gain or (loss) on the sale or disposition of property of subsidiaries. EBITDAR is not a calculation determined pursuant to generally accepted accounting principles and is not an alternative to operating income or net income, and is not a measure of liquidity. Since not all companies calculate this measure in the same manner, the Company's EBITDAR measure may not be comparable to similarly titled measures reported by other companies. The Company believes that this disclosure enhances the understanding of the financial performance of a company with substantial interest expense, depreciation and amortization. Prior to the Gold Ranch acquisition, the Company reported
"EBITDA" data. Gold Ranch has a substantial real property rent component and the Company believes
EBITDAR provides a more complete depiction of the Company's financial position and performance.
Moreover, if the option of the Company to purchase the Gold Ranch real property is exercised, which can happen at the Company's sole discretion, the rental expense would be available for other uses by the Company.

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